Exhibit 10.24

LSF5 WAGON HOLDINGS, LLC

2711 N. Haskell Avenue, Suite 1700

Dallas, Texas 75204

February 7, 2011

Ms. Edie Ames

1206 Club House Court

Southlake, Texas 76092

Dear Edie:

As a highly valued senior executive of Center Cut Hospitality, Inc., a Delaware corporation (together with its successors and assigns, “CCH”), you (also referred to herein as “Employee”) are being given the opportunity to earn bonus compensation tied to a successful Sale (as defined below) or Qualified Public Offering (as defined below). This letter agreement (this “Letter”) sets forth the terms of this opportunity, which have been designed so that you will not be required to make any future financial investment in Wagon, DFRG, CCH, or the Company (including any Public Company) (collectively, the “Company Group”) or incur an immediate tax obligation in connection with the award of this opportunity. This opportunity is designed to align your interests with the interests of the Company’s investors, and, except as specifically provided below in this Letter, is provided in addition to, and not in lieu of, any existing equity, bonus, or other compensation plan arrangement you currently have or in which you currently participate with the Company. Definitions of certain capitalized terms used herein are set forth at the end of this Letter.

Subject to the terms and conditions set forth below, following consummation of a Sale, a Qualified Public Offering or a Secondary Public Offering (each as defined below and each, a “Transaction”), and provided that, in each case, the Employee is actively employed with CCH on the date such Transaction is consummated (the “Transaction Date”), then the Employee shall be eligible to earn a bonus (a “Transaction Bonus”) in an amount determined as set forth below and based on the Employee’s Transaction Bonus Amount with respect to such Transaction, as calculated in accordance with the methodology set forth on Schedule A hereto (the amount so calculated in accordance with Schedule A with respect to any Transaction, the “Employee’s Transaction Bonus Amount”).

For purposes hereof, if Employee’s employment with CCH is terminated within the 180-day period ending with any Transaction Date (i) solely due to Employee’s Disability, (ii) by CCH without Cause, or (iii) by Employee for Good Reason, Employee shall be considered actively employed with CCH on such Transaction Date.

A. In the event of a Transaction that is a Sale, one-hundred per cent (100%) of the Employee’s Transaction Bonus Amount shall be payable to the Employee no later than seventy-five (75) days after the applicable Transaction Date, subject to the following:

(a)	The Employee must comply with all requirements as to the execution and delivery of the Release (defined below) and award termination instruments provided for below;

Ms. Edie Ames

(b)

If the seventy-fifth (75th) day following the Transaction Date is in a different calendar year than the first (1st) day following the Transaction Date, such payment shall be made in the calendar year in which the 75th day falls (but no later than such 75th day); and

(c)	The Transaction Bonus shall not be paid if the Employee’s employment with CCH (which term shall include, for purposes of this subparagraph, any successor or acquirer of the Company’s business) is terminated by CCH for Cause or by the Employee without Good Reason prior to payment of the Transaction Bonus.

Any portion of a Transaction Bonus otherwise payable pursuant to this Paragraph A that is attributable to consideration which is deferred or contingent shall not be paid until the applicable seller(s) receive such deferred or contingent portion of the consideration and to the extent that a portion of the consideration paid to the applicable seller(s) is in a form other than cash, Wagon shall have the right to pay a corresponding portion of the Transaction Bonus to the Employee in the same form of consideration.

B. In the event of a Transaction that is a Qualified Public Offering, an amount equal to the product of the Applicable Qualified Offering Percentage (as defined below) multiplied by the Employee’s Transaction Bonus Amount with respect to such Qualified Public Offering shall be payable to the Employee in cash no later than seventy-five (75) days after the applicable Transaction Date; provided, however, if the seventy-fifth (75th) day following the Transaction Date is in a different calendar year than the first (1st) day following the Transaction Date, such payment shall be made in the calendar year in which the 75th day falls (but no later than such 75th day). In addition, if (x) the Employee is entitled to a Transaction Bonus with respect to such Qualified Public Offering and (y)Wagon’s direct or indirect ownership percentage in the common equity of the Public Company is not reduced to zero as a result of such Qualified Public Offering, then following each subsequent Secondary Public Offering (until Wagon’s direct or indirect ownership percentage in the common equity of the public Company is reduced to zero), and provided that (i) except as specifically provided herein, the Employee is actively employed with CCH (which term shall include, for all purposes of this Paragraph B, any successor or acquirer of the Company’s business) on the date such Secondary Public Offering is consummated (also a “Transaction Date”), (ii) the Employee has not breached or violated any provision of the Employment Agreement or any other obligation to the Company, (iii) the Employee complies with all requirements as to the execution and delivery of the Release and award termination instruments provided for below, and (iv) the Employee was entitled to a Transaction Bonus with respect to all previous Secondary Public Offerings (if any), then the Employee shall be entitled to receive an additional bonus (also a “Transaction Bonus”) in an amount equal to the product of the Employee’s Transaction Bonus Amount with respect to such Secondary Public Offering, multiplied by the Applicable Secondary Offering Percentage (as defined below) with respect to such Secondary Public Offering. Any Transaction Bonus payable with respect to a Secondary Public Offering shall be paid in cash no later than seventy-five (75) days after the Transaction Date for such Secondary Public Offering; provided, however, if the seventy-fifth (75th) day following such Transaction Date is in a different calendar year than the first (1st) day following such Transaction Date, such payment shall be made in the calendar year in which the 75th day falls (but no later than 75th day).

Notwithstanding anything to the contrary contained in this Letter, if (i) Employee is eligible hereunder for a Transaction Bonus in connection with a Qualified Public Offering, (ii) Employee remains actively employed with CCH at all times through the date that is 21 months after the Transaction Date of such Qualified Public Offering, and (iii) Employee has not breached or violated any provision of the

Ms. Edie Ames

Employment Agreement or any other obligation to the Company during such 21-month period, then Employee shall not forfeit his or her eligibility to receive a Transaction Bonus with respect to any Secondary Public Offering that is consummated after such 21-month period solely because Employee is not actively employed with CCH on the Transaction Date of such Secondary Public Offerin;, provided, however, that this sentence shall not be applicable, and no Transaction Bonus shall be payable, from and after the date (if ever) that Employee is terminated for Cause or voluntarily resigns under circumstances where Cause exists.

Notwithstanding anything to the contrary contained in this Letter, if at any time the percentage of the aggregate common equity of the Public Company held directly or indirectly by Wagon is greater than zero but not greater than 50% (determined on an as converted, fully diluted basis), Wagon shall have the right, but not the obligation, by written notice to Employee, to pay to Employee a bonus equal to the product of (i) the percentage of the aggregate common equity of the Public Company held directly or indirectly by Wagon at the time of such notice (determined on an as converted, fully diluted basis) multiplied by (ii) the amount that would be the Employee’s Transaction Bonus Amount (calculated in accordance with Schedule A hereto) if at the time of such notice the Public Company consummated a Secondary Public Offering at a per share issuance price equal to 105% of the Fair Market Value (as defined below) of one share of the Public Company’s common equity securities as of such date. Any such bonus shall be payable, at Wagon’s election, in any combination of cash and/or the Public Company’s common stock (“Stock”) (valued as of the date of grant and with registration rights as set forth above) no later than 75 days after the date of such notice. Following the exercise of this right, no additional Transaction Bonus will be payable under this letter with respect to any subsequent Transaction.

C. Notwithstanding anything to the contrary contained in this Letter:

(a)	Any portion of a Transaction Bonus otherwise payable that is attributable to that part of Aggregate Value which is deferred or contingent shall not be paid until the Company Group and/or the equity owners of any member(s) of the Company Group receive such deferred or contingent portion of Aggregate Value and to the extent that a portion of Aggregate Value is paid to the Company or its equity owners in non-marketable securities, Wagon shall have the right to pay, or to cause the payment of, a corresponding portion of the Transaction Bonus to the Employee in the same form of consideration, unless otherwise agreed to by the parties;

(b)	Except as specifically set forth above with respect to Disability, if Employee’s employment with CCH terminates upon the Employee’s death or Disability, then, thereafter, Employee (or his or her heirs and estate) shall not become entitled to any further payments hereunder (but Employee (and Employee’s heirs and estate) shall remain entitled to any payments hereunder to which Employee is otherwise entitled as of the date of such termination);

(C)	The Employee shall not be eligible to earn or receive, and shall have no right, entitlement or earned or vested interest in or to any Transaction Bonus (i) until the consummation of a Sale or Qualified Public Offering or Secondary Public Offering or (ii) except as specifically set forth above, based on any Transaction that is consummated after the termination of the Employee’s employment with CCH for any reason; and

Ms. Edie Ames

(d)	The Employee shall not be eligible to earn or receive a Transaction Bonus, and the Employee shall forfeit all right in and to any Transaction Bonus, if Employee’s employment with CCH shall terminate for any reason prior to a Transaction (except as specifteally) set forth above).

(e)	Payment of the Transaction Bonus to which the Employee is otherwise entitled shall be contingent upon, and shall be earned and payable to the Employee if, and only if: (i) a Transaction is consummated; and (ii) no later than sixty (60) days after the Transaction Date the Employee executes and delivers to Wagon a separation and release agreement (or, in the event the Employee’s employment with CCH does not terminate upon consummation of the Transaction, a release agreement) in favor of each member of the Company Group, their respective direct and indirect equity owners (including Wagon, DFRG and their direct and indirect equity owners), and their respective affiliates in form and substance reasonably satisfactory to Wagon (the “Release”), provided that the Release shall not release any obligations to make any payments to, or to cause payments to be made to, the Employee required under this Letter, and such Release remains in effect following the expiration of any applicable notice, review and/or revocation periods. Wagon shall be required to deliver to the Employee its required form of Release within fourteen (14) days after the Transaction Date.

D. For the avoidance of doubt, the Employee’s rights, if any with respect to a Transaction Bonus in the event of a Qualified Public Offering shall apply only with respect to the first Qualified Public Offering consummated after the date of this Letter and, but only to the extent specifically provided for herein, each subsequent Secondary Public Offering, and no Transaction Bonus shall be paid or payable with respect to any subsequent sale or Qualified Public Offering (other than the portion of any subsequent public offering that constitutes a Secondary Public Offering). In addition, if prior to a Qualified Public Offering there is a Sale, then no Transaction Bonus shall be paid or payable with respect to any subsequent sale of any other assets of the Company or Qualified Public Offering.

E. The Employee shall not have any transferable right or interest in the Transaction Bonus or other compensation or amounts payable pursuant to this Letter, nor any right to anticipate, alienate, assign, dispose of, pledge or encumber the same, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted creditors of the Empoloyee, and any action in violation of this provision shall be void. No member of the Company Group shall be required to segregate any funds or other assets to be used for the payment of the Transaction Bonus or any other payment under this Letter, and no record or other notation on any member of the Company Group’s books of the obligations created by this Letter with respect to the Transaction Bonus or any other payment shall be considered as evidence of the creation of a trust fund, an escrow or any other segregation of assets for the benefit of the Employee. Any obligation to pay the Transaction Bonus or any other compensation or amounts are unsecured contractual obligations only, and the Employee shall not have any beneficial or preferred interest by way of trust, escrow, lien or otherwise in and to any specific assets or funds of any member of the Company Group.The Employee specifically acknowledges and agrees that (i) any rights Employee may have to the Transaction Bonus or any other Payment pursuant to the terms of this Letter (except for Stock issued under Paragraph B above) are not securities of any person or entity and do not create any right in the equity or capital of any member of the Company Group ,and (ii) receipt of the Transaction Bonus, if any, or other compensation or amounts payable pursuant to this Letter, may constitute ordinary income for federal and state income tax purposes and shall be subject to all applicable payroll, income tax and other withholding obligation. No Member of the Company Group other than Wagon and DFRG shall be liable for, and the Employee shall

Ms. Edie Ames

look solely to the general credit of Wagon and DFRG for satisfaction of, any obligations due or to become due under this Letter with respect to a Transaction Bonus, or any other payment, resulting from a Sale. No Member of the Company Group other then Wagon shall be liable for, and the Employee shall look solely to the general credit of Wagon for satisfaction of, any obligations due or to become due under this Letter with respect to a Transaction Bonus, or any other payment, resulting from a Qualified Public Offering or Secondary Public Offering. If any member of the Company Group should, in its sole discretion , earmark or set aside any funds or other assets to pay amounts hereunder, the same shall, nevertheless, remain and be regarded as part of the general assets of such member, as applicable, subject to the claims of its general creditors (and shall not be considered to be held in a fiduciary capacity for the benefit of the Employee), and the Employee shall not have any legal, beneficial, security or other property interest herein. Nothing herein shall be deemed as a waiver of any rights of the Employee or Employee’s heirs or estate in the event of Employee’s death.

F. [Intentionally omitted.]

G. All payments and benefits under this Letter are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations and Internal Revenue Service guidance published thereunder or with respect thereto (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Letter shall be interpreted to be in compliance therewith. Notwithstanding such intent or anything to the contrary contained in this Letter, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

H. All determinations under this Letter of the Employee’s Transaction Bonus Amount, Transaction Bonus, the Existing IA Compensation and any other amounts payable under or relevant to the determination of any Transaction Bonus provided for herein, and all decisions, interpretations and determinations with regard to any question or matter arising under this Letter, will be made in the good faith discretion of Wagon.

I. As used herein

“Aggregate Value” shall mean: either (1) in the case of a Sale, the total net purchase price paid to CCH in respect of its assets or to the equity holders of DFRG or CCH in respect or their equity interests, as the case may be (as adjusted for working capital and other purchase price adjustments pursuant to the applicable Sale documents), or (2) in the case of a Qualified Public Offering or Secondary Public Offering, the implied aggregate common equity value of the Public Company based on such Qualified Public Offering or Secondary Public Offering issuance price, as the case may be.

“Applicable Qualified Offering Percentage” shall mean the excess of (i) the percentage of the aggregate common equity of the Public Company held directly or indirectly be Wagon immediately prior to the first Qualified Public Offering consummated after the date of this Letter (determined on an as converted, fully diluted basis) over (ii) the percentage of the aggregate common equity of the Public Company held directly or indirectly by Wagon immediately after such Qualified Public Offering (determined on an as converted, fully diluted basis). Notwithstanding the foregoing, the portion, if any of the excess described immediately above that results from the compensatory grant or compensatory issuance of common equity or of options or similar rights to acquire common equity in connection with such Qualified Public Offering shall be added back to the amount described in clause (ii) above for purposes of determining the Applicable Qualified Offering Percentage with respect to such Qualified Public Offering.

Ms. Edie Ames

“Applicable Secondary Offering Percentage” shall mean with respect to any Secondary Public Offering, the excess of (i) the percentage of the aggregate common equity of the Public Company held directly or indirectly by Wagon immediately prior to such Secondary Public Offering over (ii) the percentage of the aggregate common equity of the Public Company held directly or indirectly by Wagon immediately after such Secondary Public Offering. Notwithstanding the foregoing, the portion, if any, of the excess described immediately above that results from the grant or issuance (whether or not compensatory) by the Public Company of common equity or of warrants or options to acquire common equity, or the sale by the Public Company of newly issued common equity or of securities or other instruments convertible into common equity, in connection with such Secondary Public Offering, shall be added back to the amount described in clause (ii) above for purposes of determining the Applicable Secondary Offering Percentage with respect to such Secondary Public Offering.

“Cause” shall have the meaning set forth In the Employment Agreement.

“Company” shall mean, collectively, DFRG, together with each of its subsidiaries (including, but not limited to, CCH) and its and their successors and assigns.

“DFRG” shall mean Del Frisco’s Restaurant Group, LLC, a Delaware limited liability company, together with its successors and assigns.

“Disability” shall have the meaning set forth in the Employment Agreement.

“Employment Agreement” shall mean Employee’s Executive Employment Agreement of even date herewith with CCH (which term shall include, for purposes of this Letter, any successor or acquirer of the Company’s business), as from time to time amended, supplemented, restated, or otherwise modified.

“Fair Market Value” means:

(i) If the Public Company’s common equity shares are listed on any established stock exchange or a national market system, or are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the “Pink Sheets” published by the National Quotation Bureau, Inc.) or by a recognized securities dealer, the average of the closing sales prices per share over the 30-day period ending on the date of determination, as reported in The Wall Street Journal or such other source as Wagon deems reliable; or

(ii) In the absence of an established market for the shares described in (i) above, the issuance price used in the most recent Qualified Public Offering or Secondary Public Offering to have been consummated.

“Good Reason” shall have the meaning set forth in the Employment Agreement.

Ms. Edie Ames

“Public Company” shall mean whichever of DFRG or CCH is the issuer in the first Qualified Public Offering to be consummated after the date hereof.

“Qualified Public Offering” shall mean a firm commitment underwritten public offering of common equity securities for gross cash proceeds to the issuer of at least $30 Million where the shares of DFRG’s or CCH’s common equity securities that are registered under the Securities Act of 1933, as amended, are listed on a national securities exchange or are quoted on NASDAQ.

“Sale” shall mean a sale or transfer of all or substantially all of the assets of CCH in one transaction or series of transactions, the sale, exchange, or other disposition of a majority of the equity interests in or of DFRG or CCH, or any transaction having a similar effect (including, without limitation, a merger or consolidation), but excluding (i) a Qualified Public Offering or Secondary Public Offering or (ii) any sales, transfers or other transactions to or with subsidiaries or affiliates of any member of the Company Group or Wagon’s equity holders, or any transaction with an entity that is entered into by any member of the Company Group, or their subsidiaries or affiliates, or Wagon’s equity holders, as part of a reorganization, restructuring or conversion of one or more members of the Company Group.

“Secondary Public Offering” shall mean a registered public offering of the same class of equity securities that were sold in the first Qualified Public Offering consummated after the date of this Letter, but only if Wagon receives proceeds from such offering due to a reduction in Wagon’s direct or indirect ownership percentage in the common equity of the Public Company.

“Wagon” means LSF5 Wagon Holdings, LLC, a Delaware limited liability company, together with its successors and assigns.

This Letter shall be governed by and construed in accordance with laws of the State of Texas and shall be subject to Section 6 of the Employment Agreement in all respects . In order for the Transaction Bonus opportunity described above to be effective, you are required to promptly countersign and deliver to Wagon (i) the enclosed copy of this Letter (you may keep the original for your records) and (ii) the accompanying Employment Agreement.

This Letter may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Letter and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original Letter and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto the other parties hereto shall re-execute original forms thereof and deliver them to such requesting party. No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

[Signature page follows.]

Ms. Edie Ames

Should you have any questions, please contact the undersigned,

Sincerely,

LSF5 WAGON HOLDINGS, LLC

By:	/s/ Marc L. Lipshy
Name: Marc L. Lipshy
Title: President

DEL FRISCO’S RESTAURANT GROUP, LLC

By:	/s/ Steven R. Shearer
Name: Steven R. Shearer
Title: Vice President

I hereby acknowledge receipt and agree to the terms of this Letter and the accompanying Employment

Agreement this 7th day of January, 2011.

/s/ Edie Ames
Name: Edie Ames

Ms. Edie Ames

Schedule A

Computation of Employee’s Transaction Bonus Amount

Edie Ames

Transaction Bonus Program
Aggregate Value		Bonus Share %	Bonus Pool
Min ($MM)	Max ($MM)		Min ($000)	Max ($000)
< 228.0	—	0.0%	0.0	0.0
≥228.0	≤ 260.2	0.5%	1,140.0	1,301.0
>260.2	≤ 277.8	1.0%	2,603.0	2,778.0
>277.8	< 292.5	1.5%	4,168.5	4,386.0
≥292.5			5,850.0 + 5% of anything over 292.5MM

General Rule: If the Aggregate Value with respect to a particular Transaction is less than $292,500,000, the Employee’s Transaction Bonus Amount with respect to such Transaction shall be calculated using the following formula:

A X B X C, where:

A = 20%*

B = Aggregate Value from the subject Transaction

C = The Aggregate Value’s applicable Bonus Share % from the chart above

Exception: If the Aggregate Value with respect to a particular Transaction is $292,500,000 or greater, the Employee’s Transaction Bonus Amount with respect to such Transaction shall be calculated using the following formula:

A X [$5,850,000 + (C X (B – $292,500,000))], where:

A = 20%*

B = Aggregate Value from the subject Transaction

C = 5%

* Subject to the right of the Company, in its sole and absolute discretion, to increase the specified percentage by up to five (5) percentage points.